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                                                                  EXHIBIT 2(c)

                              AMENDMENT TO BY-LAWS

                                       OF

                  NUVEEN PREMIUM INCOME MUNICIPAL FUND 4, INC.


The By-Laws of Nuveen Premium Income Municipal Fund4, Inc., a Minnesota corporation, have been amended, by unanimous vote of the Board of Directors at a meeting duly called, convened and held on February 2, 1994, to read as follows:

WHEREAS, the Board of Directors desires to amend the By-laws of the Fund by adding SECTION 5.6(b) and revising what becomes Section 5.6(c) in order to clarify certain provisions regarding the Board's ability to declare a record date for the payment of dividends or other distributions or allocations.

NOW, THEREFORE, BE IT RESOLVED, that Section 5.6 of the By-Laws of the fund is amended and restated in its entirety to read as follows:

     Section 5.6  Record Date: Certification of Beneficial Owner.

          (a) The directors may fix a date not more than sixty (60) days before the date of a meeting of shareholders as the date for the determination of the holders of shares entitled to notice of and entitled to vote, at the meeting.

          (b) The directors (trustees) may fix a date for determining shareholders entitled to receive payment of any dividend or distribution or an allotment of any rights or entitled to exercise any rights in respect of any change, conversion or exchange of stock (shares).

          (c) In the absence of any such fixed record date, (i) the date for the determination of holders of shares entitled to notice of and entitled to vote at a meeting of shareholders shall be the later of the close of business on the day on which notice of the meeting is mailed or the thirtieth day before the meeting, and (ii) the date for determining shareholders entitled to receive payment of any dividend or distribution or an allotment of any rights or entitled to exercise any rights in respect of any change, conversion or exchange of stock (shares) shall be the close of business on the day on which the resolution of the Board of Directors (Trustees) is adopted.

          (d) A resolution approved by the affirmative vote of a majority of the directors (trustees) present may establish a procedure whereby a shareholder may certify in writing to the Corporation (Trust) that all or a portion of the shares registered in the name of the shareholder are held for the account of one or more beneficial owners. Upon receipt by the Corporation (Trust) of the writing, the persons specified as beneficial owners, rather than the actual shareholders, are deemed the shareholders for the purposes specified in the writing.